EXHIBIT 99.1

Omega Protein Announces Completion

of New Health and Science Center in Virginia

HOUSTON, October 21, 2004 — Omega Protein Corporation (NYSE symbol: OME), the world’s largest manufacturer of fish oils containing healthy, long-chain Omega-3 fatty acids rich in EPA (eicosapentaenoic acid) and DHA (docosahexaenoic acid), announced that its new Health and Science Center in Reedville, Virginia has been completed.

Virginia Governor Mark R. Warner said, “I am delighted to have the Omega Protein Health and Science Center, which is dedicated to the enhancement of human health, located in Virginia. Placing the facility in Reedville underscores this Administration’s commitment to new rural development projects, as well as to the menhaden fishing industry that provides jobs for hundreds of Virginia citizens. The menhaden industry has enjoyed a proud tradition as part of the Northern Neck economy for over 100 years, and we are committed to ensuring its continued growth and a favorable business climate for this industry for years to come.”

United States Congresswoman Jo Ann Davis said, “Omega Protein is a vital economic contributor to our Northern Neck community and provides good jobs for families, some of whom have worked for Omega Protein for generations. Reedville is proud to be the home to this new Health and Science Center that creates products that improve the health of America.”

The Health and Science Center includes a new food-grade fish oil processing facility with state-of-the-art equipment that allows the Company to refine, bleach, winterize and deodorize 100% of its available menhaden fish oil from the Atlantic coast (as opposed to only 35% under the Company’s old facility). The new facility provides automated packaging and refrigerated on-site storage capacity. The new center also has a fully equipped lipids laboratory for research and development projects for Omega-3 enriched foods.

“This new facility – the only fully-integrated fish oil processing facility in the United States – completes an important strategic need for Omega Protein because it positions us to be at the forefront of the market for healthy Omega-3 fatty acids,” said Joe von Rosenberg, Omega Protein President and Chief Executive Officer. “The Company’s future growth will be increasingly driven by markets for Omega-3 fatty acids and other refined fish oils.

“The new facility provides Omega Protein with 100% vertical integration from harvest through the complete multi-step refining process,” added von Rosenberg.

At the new facility, Omega Protein will refine and manufacture OmegaPure®, a taste-free, odorless fish oil containing heart-healthy long-chain Omega-3s rich in EPA and DHA, which has been approved by the U.S. Food and Drug Administration as direct GRAS (Generally Recognized As Safe) for inclusion in several food categories. Applications for OmegaPure® in mainstream consumer foods, medical care foods and dietary supplements are designed to deliver a stable, odorless, flavorless source of Omega-3 fatty acids to enhance human nutrition. The new facility will also produce several grades of non-human food grade oils to be used for applications such as leather chemicals, laying-hen feeds, drilling fluids and premium pet foods.

In September 2004, the FDA announced that scientific evidence indicates that long-chain Omega-3 fatty acids containing both EPA and DHA may be beneficial in reducing coronary heart disease. In addition, other scientific studies have linked consumption of Omega-3 fish oil to several other health benefits, such as treatment of arthritis and other inflammatory diseases, improvement of brain and eye function and treatment of depression.

ABOUT OmegaPure®

Taste-free, odorless OmegaPure® is approved by the United States Food and Drug Administration (FDA) as a direct GRAS (Generally Recognized As Safe) ingredient in several of food categories, expanding the availability of essential long-chain Omega-3 fatty acids beyond fish and other seafood. OmegaPure® is refined from short-lived, surface-feeding menhaden. For people who are concerned about environmental contaminants in fish, OmegaPure® is highly refined, purified and safe. OmegaPure® is certified organic and kosher. For more information on OmegaPure® and long-chain Omega-3 fatty acids, please visit www.omegapure.com.

ABOUT OMEGA PROTEIN CORPORATION

Omega Protein Corporation (NYSE:OME) is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts. For more information about Omega Protein, please visit www.omegaproteininc.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) Omega Protein’s expectations regarding demand for Omega-3 fatty acids and other refined fish oils proving to be incorrect; (2) purchasers utilizing Omega-3 sources other than OmegaPure®; and (3) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control. These and other factors are described in further detail in Omega Protein’s filings with the Securities and Exchange Commission, including its 2003 Annual Report on Form 10-K under the heading “Risk Factors and Significant Factors That May Affect Forward-Looking Statements.”

Media Contacts: Robert W. Stockton, Executive Vice President

Omega Protein Corporation

(713) 623-0060; hq@omegahouston.com